Exhibit 99.1

For Immediate Release

Contact:	James E. Igo, President and CEO
(856) 461-0611

Delanco Bancorp, Inc. Announces Results of Subscription and Community Offering;

Conversion and Offering Expected to Close on October 16, 2013

October 9, 2013, Delanco, NJ – Delanco Bancorp, Inc. (DLNO), holding company for Delanco Federal Savings Bank, announced today that new Delanco Bancorp, Inc. has received orders to purchase a total of 525,423 shares of common stock in the offering being conducted in connection with the second-step conversion of Delanco Federal Savings Bank, which is slightly below the midpoint of the offering range. The conversion and offering are expected to be completed on October 16, 2013. The closing of the transaction is subject to the satisfaction of customary closing conditions.

As a result of the conversion and offering, Delanco MHC and old Delanco Bancorp, Inc. will cease to exist and new Delanco Bancorp, Inc., the state chartered corporation formed to facilitate the conversion, will become the parent holding company of Delanco Federal Savings Bank and will be wholly owned by public shareholders.

A total of 525,423 shares of common stock will be sold in the subscription and community offerings, including shares purchased by Delanco Federal Savings Bank’s employee stock ownership plan, at $8.00 per share for gross proceeds of $4.2 million. Concurrent with the completion of the offering, shares of old Delanco Bancorp, Inc. common stock will be exchanged for shares of new Delanco Bancorp, Inc. common stock. As a result, each existing share of old Delanco Bancorp, Inc. will be converted into the right to receive .5711 of a share of new Delanco Bancorp, Inc. common stock. The exchange ratio ensures that, after the conversion and offering, the public shareholders will maintain approximately the same ownership interest in new Delanco Bancorp, Inc. as they owned in the original Delanco Bancorp, Inc. Cash will be issued in lieu of fractional shares based on the offering price of $8.00. Upon completion of the conversion, the total shares outstanding after the stock offering and the exchange will be approximately 945,516 shares.

Delanco common stock will continue to trade on the OTCQB Marketplace under the trading symbol “DLNO.”

Stock certificates for shares purchased in the subscription and community offerings are expected to be mailed to subscribers on or about October 17, 2013.  Shareholders of old Delanco Bancorp, Inc. holding shares in street name or in book-entry form will receive shares of new Delanco Bancorp, Inc. directly through their accounts.  Shareholders holding shares in certificated form will be mailed a letter of transmittal on or about October 17, 2013 and will receive their shares of new Delanco Bancorp, Inc. common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to old Delanco Bancorp, Inc.’s transfer agent.

Purchasers in the subscription and community offerings can confirm their stock allocations online at https://allocations.kbw.com. Alternatively, purchasers may contact the Delanco Bancorp, Inc. stock information center, toll free, at (877) 643-8217, weekdays 10:00 a.m. until 4:00 p.m., Eastern Time.

Keefe, Bruyette & Woods, Inc. managed the subscription and community offerings. Kilpatrick, Townsend & Stockton LLP acted as legal counsel to Delanco Bancorp, Inc.

Delanco Bancorp, Inc. is the parent company of Delanco Federal Savings Bank, a community-oriented financial institution operating two full-service branch locations in Burlington County, New Jersey.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of new Delanco Bancorp, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.